Consulting Agreement

This Consulting Agreement (this "Agreement") is made effective as of the 16th day of September, 2014 (the "Effective Date"), by and between Los Alamos National Bank (the "Bank") and Daniel R. Bartholomew ("Consultant").

Whereas, the Bank is a wholly owned subsidiary of Trinity Capital Corporation (the "Corporation");

Whereas, the Bank has requested that Consultant provide limited consulting services to the Bank and the Corporation, as set forth more fully herein, and Consultant has agreed to provide such services subject to the terms and conditions of this Agreement; and

Whereas, the Bank has concluded that in order for Consultant to effectively provide certain services required by the Bank it may be necessary for the Bank to disclose to Consultant certain Bank and Corporation privileged and confidential information including attorney-client privilege and attorney work-product information.

Now, therefore, in consideration of the mutual covenants herein contained, including the preceding recitals, which are incorporated herein, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.            Term.  The term of this Agreement shall commence on the Effective Date and, unless sooner extended or terminated as provided herein, shall end on the earlier of the hiring of a Chief Financial Officer or March 1, 2015 (the "Term").  On or before March 1, 2015, the Bank may, in its sole discretion, offer to extend the Term for additional one (1) month periods, and Consultant may accept or decline such offer in his sole discretion.  All references herein to the Term shall mean the Term as initially established by, and as may subsequently be modified or extended pursuant to, this Section 1.

2.            Consulting Services.  During the Term, Consultant shall provide such consulting services with respect to the Bank as may be requested by the Bank's Chief Executive Officer, including, but not limited to, in connection with the projects or tasks contained on Exhibit A hereto, as may be modified from time to time by agreement of the Parties (the "Services").  Such Services shall be rendered to the Chief Executive Officer of the Bank, with Consultant's principal work location being his personal residence, subject to reasonable requests to travel on behalf of the Bank.  Under no circumstances may Consultant exercise policy-making authority or conduct himself in any manner that would so indicate or suggest.  Consultant agrees to provide at least twenty (20) hours of Service per week, but no more than thirty (30) hours per week, unless otherwise hereafter agreed by the Parties.  A deficiency of hours in any week, and any surplus of hours in any week may be credited to other weeks.  Should Consultant be temporarily disabled from performing Services in any week of the Term, Consultant's performance of Services while so disabled shall be excused without diminishing his monthly Consulting Fee (defined below); provided, however, that in the event of Consultant's permanent disability (as determined by the Board of Directors), such Consulting Fees shall be diminished.
3.            Independent Contractor.
(a)
Consultant and the Bank agree that during the Term, Consultant shall be an independent contractor in the performance of his duties under this Agreement.  Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement.  Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Bank.  In no event shall Consultant represent to any third party that he is an agent or current employee of the Bank or currently connected with the Bank in any manner other than pursuant to this Agreement.

(b)
Consultant is not entitled to paid vacation, paid holidays, participation in group health insurance, participation in any retirement programs, premium or "overtime" pay, workers' compensation, severance payments, or any other employment rights or benefits from the Bank during the Term.  The Bank has no obligation and will make no withholdings or deductions from the Consulting Fee for any federal or state taxes or the Federal Insurance Contribution Act (FICA) or Federal Unemployment Tax Act (FUTA).  It will be Consultant's responsibility to remit appropriate taxes to the proper state and Federal authorities.  The Bank will issue a Form 1099 reporting the amounts paid to Consultant for services performed under this Agreement.

4.	Compensation.
(a)
Consulting Fee.  The Bank agrees to pay to Consultant during the initial Term, and Consultant agrees to accept, a monthly consulting fee of Fifteen Thousand Dollars ($15,000.00) payable on the 1st day of each month or the first business day thereafter if the first day of the month is not a day that the Bank is open for business, in consideration for Consultant's performance of the Services.  The Bank agrees to pay to Consultant during any month of the Term following the initial Term, and Consultant agrees to accept, a consulting fee equal to the number of hours worked to perform Services during the month by Consultant multiplied by an hourly rate of One Hundred Twenty-Five Dollars ($125.00), payable on the 15th day of each month following the month during which the Services were performed or the first business day thereafter if the 15th of the month is not a day that the Bank is open for business, in consideration for Consultant's performance of the Services; provided, however, that Consultant must provide the Bank with an accurate record of hours worked during the previous month no later than the 2nd business day of the month in which payment is due; otherwise, such fees shall be paid within thirty (30) days of such submission of records.  All fees described in this Section 4(a) hereinafter referred to as the "Consulting Fee."

(b)
Reimbursement of Expenses.  Consultant shall be reimbursed upon submission of appropriate vouchers and supporting documentation for all travel and other out-of-pocket expenses reasonably and necessarily incurred by Consultant in the performance of his services hereunder.  Consultant agrees to abide by the Corporation's Excessive or Luxury Expenditure Policy.

5.            Termination of Agreement.  Either party may terminate this Agreement by providing the other with five (5) days advance written notice, or such other shorter period mutually agreed upon by the Parties, provided, however, that the Bank may terminate this Agreement without notice upon Consultant's material breach of any confidentiality obligation or Bank policy with respect to security.  Upon termination, no further Consulting Fees and no other amounts shall be payable to Consultant, and the Bank shall have no further obligations to Consultant under this Agreement.

6.Confidentiality Agreements.  Consultant acknowledges and agrees that the confidentiality agreements set forth herein, will remain in full force and effect in accordance with their terms, during the Term and at all times after the termination of this Agreement for any or no reason.

(a)
Non-Disclosure of Confidential Information.  "Confidential Information" means confidential or proprietary non-public information concerning the Corporation or its Affiliates, including financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, government investigations, research, development, designs, formulae, processes, specifications, technologies, marketing materials, and other information not generally available to the public.  Affiliates, for purposes of this Agreement, shall mean any entity that, directly or indirectly, through one (1) or more intermediaries, controls (i.e., by possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity) or is controlled by or is under common control with the Corporation.  During the course of this Agreement and following a Termination of this Agreement for any reason:

i.
Consultant shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Corporation, except to the extent that such information is or thereafter becomes lawfully available from public sources through no wrongful conduct by Consultant, or such disclosure is authorized in writing by the Corporation, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Consultant of his duties hereunder.

ii.
If Consultant receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Corporation or its Affiliates, or Consultant's activities in connection with the business of the Corporation or its Affiliates, Consultant shall immediately notify the Corporation of such subpoena, court order, or other requirement and deliver forthwith to the Corporation a copy thereof and any attachments and non-privileged correspondence related thereto. Subject to the Board's determination that reimbursement is consistent with the best interests of the Corporation and applicable law, Consultant will be reimbursed for his time and expenses as set forth in Section 4 above for responding as provided in this Section 6(a)(ii).

iii.
Consultant shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information and shall immediately notify the Corporation of any inadvertent disclosure of Confidential Information or "Non-Public Customer Information" (as defined under the Gramm-Leach-Bliley Act) and any other applicable federal or state laws or regulations.

iv.
Consultant shall abide by the Corporation's policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Corporation and its Affiliates, including, without limitation, its Code of Business Conduct and Ethics.  In this regard, Consultant shall not directly or indirectly render services to any person or entity where Consultant's service would involve the use or disclosure of Confidential Information.

v.
Consultant shall not use any Confidential Information to guide Consultant in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Consultant did not violate any terms set forth in this Agreement.

(b)	Documents and Property.
i.
All records, files, documents, and other materials or copies thereof relating to the business of the Corporation or its Affiliates that Consultant prepares, receives, or uses, shall be and remain the sole property of the Corporation and, other than in connection with the performance by Consultant of his duties under this Agreement, shall not be removed from the premises of the Corporation or its Affiliates without the Corporation's prior written consent, and shall be immediately returned to the Corporation at the Corporation's request or upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

ii.
Consultant acknowledges that Consultant's access to and permission to use the Corporation's and its Affiliates' computer systems, networks, and equipment, and all the Corporation and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Corporation and reasonable personal use in accordance with the Corporation's applicable policies and procedures. Consultant agrees he will enter into and adhere to the Corporation's Remote Access Agreement.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section extend to any personal computers or other electronic devices of Consultant that are used for business purposes relating to the Corporation or its Affiliates.  Consultant shall not transfer any Corporation or Affiliate information to any personal computer or other electronic device that is not Corporation property and at all times subject to inspection by the Corporation. Upon a Termination, Consultant's authorization to access and permission to use the Corporation's and its Affiliates' computer systems, networks, and equipment, and any Corporation and Affiliate information contained therein, shall cease, and Consultant shall return any Corporation and Affiliate information contained on Consultant's personal computer or other electronic device and thereafter permanently remove such records from the personal computer or electronic device.

(c)	Works Made for Hire; Ownership of Corporation Work Product.
i.
The Parties understand and agree that all work prepared by Consultant for the Corporation or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Consultant shall, and does, assign to the Corporation all of Consultant's right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Consultant waives and releases all moral rights in any of the works as Consultant may possess by virtue of the Visual Artist's Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Consultant shall not assert any claim based upon such moral rights against the Corporation, the Affiliates, or any of their respective successors in interest or assigns.  Consultant shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Corporation or its Affiliates from the commercialization in any manner of the work.

ii.
Consultant hereby assigns to the Corporation any right, title, and interest in and to all Corporation Work Product that Consultant may have, by law or equity, without additional consideration of any kind whatsoever from the Corporation or its Affiliates. "Corporation Work Product" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Consultant in the course of this Agreement with the Corporation or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.  Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Corporation Work Product shall not include (i) any inventions independently developed by Consultant and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Consultant prior to Consultant's exposure to any Confidential Information.

iii.
Consultant shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Corporation (both before and after a Termination) in order to vest more fully in the Corporation or its Affiliates all ownership rights in the Corporation Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

iv.
The Corporation or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Corporation Work Product, and the Corporation or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Consultant acknowledges the Corporation's or its Affiliates' exclusive right, title, and interest in and to the Confidential Information and Corporation Work Product, and shall not contest, challenge or make any claim adverse to the Corporation's or its Affiliates' ownership of or the validity of the Confidential Information and Corporation Work Product, any future application for registration or registration thereof, or any rights of the Corporation or its Affiliates therein, or which, directly or indirectly, may impair any part of the Corporation's or its Affiliates' right, title, and interest therein.

(d)
Corporation Proprietary and Intellectual Property.  "Corporation Proprietary and Intellectual Property" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Corporation or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.  The Corporation or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Corporation Proprietary and Intellectual Property, and the Corporation or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Consultant acknowledges the Corporation's or its Affiliates' exclusive right, title, and interest in and to Corporation Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Corporation's or its Affiliates' ownership of or the validity of Corporation Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Corporation or its Affiliates therein, or which, directly or indirectly, may impair any part of the Corporation's or its Affiliates' right, title, and interest therein.  Consultant shall not use or otherwise exploit any of Corporation Proprietary and Intellectual Property in any manner not authorized by the Corporation.

7.            Arbitration of Disputes.  Except as otherwise provided in this Agreement, any dispute, controversy, or claim arising out of the subject matter of this Agreement will be settled by arbitration before a single arbitrator in Los Alamos, New Mexico.  If the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties.  If the parties do not agree on an arbitrator, each party will designate an arbitrator and the arbitration will be held before a third arbitrator selected by the designated arbitrators.  Each arbitrator will be an attorney knowledgeable in the area of business law.  The arbitration will be initiated by filing a claim with JAMS, and will be conducted in accordance with the then-current rules of JAMS.  The resolution of any dispute, controversy, or claim as determined by the arbitrator will be binding on the parties.  Judgment on the award of the arbitrator may be entered by any party in any court having jurisdiction.  A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator's resolution of any dispute, controversy, or claim.  Any such action, suit, or proceeding – or any action, suit, or proceeding to confirm, vacate, modify, or correct the award of the arbitrator – will be litigated in courts located in Los Alamos County, New Mexico.  For the purposes set forth above, each party consents and submits to the jurisdiction of any local, state, or federal court located in Los Alamos County, New Mexico.  The State of New Mexico's statutes of limitations will apply to any dispute, controversy, or claim governed by this Section to the same extent as if the dispute, controversy, or claim were the subject of a civil action in the State of New Mexico.

8.            Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of New Mexico, without regard or reference to any principles of conflicts of law of the State of New Mexico, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the OCC or any other agency of the United States.

9.            Assignment, Successors and No Third Party Rights.  No party may assign any of its rights under this Agreement to any other person without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.  Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.            Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.            Modification.  This Agreement may only be amended by a written agreement executed by both parties.

12.            Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid; and if to the Bank, addressed to the principal headquarters office of the Bank, Attention: Chief Executive Officer and General Counsel; or if to Consultant, to Consultant's most recent address reflected in the Bank's records, or to other such address as the party to be notified shall have given to the other in writing.  Except as otherwise provided herein, all such notices and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

13.            Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

14.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Consultant hereby agrees that such scope may be judicially modified accordingly.

15.            Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

16.            Acknowledgement.  Consultant hereby represents to the Bank that it is Consultant's belief that he is under no obligation or agreement that would prevent his from becoming a Consultant to the Bank or adversely impact his ability to perform the expected Services.  Consultant hereby agrees and acknowledges that in the event that any third party initiates any action claiming that this Agreement or the provision of Services hereunder is in violation of any agreement between Consultant and the third party, that the Bank has the absolute right to immediately terminate this Agreement, and any payments hereunder during the resolution of such dispute.  Regardless of the outcome of such dispute, the Bank shall have no obligation to reinstate this Agreement in any manner, at any time.  It is the intentions of the parties that in fulfilling the obligations of the Services, that Consultant will not unlawfully utilize any trade secrets or intellectual property rights of any third party, and the Bank shall not put Consultant in a position which would require him to do so.
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In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.
LOS ALAMOS NATIONAL BANK
/s/ John S. Gulas By: John S. Gulas	Date: September 16, 2014
Title: Chief Executive Officer

/s/ Daniel R. Bartholomew Daniel R. Bartholomew	Date: September 16, 2014

EXHIBIT A

Consultant's Services shall include, but not limited to, the following projects or tasks outlined below, as may be modified from time to time by agreement of the Parties.

-	Assistance, including review and support, on the restatement of financials and execution of any necessary representation letters;
-	Assistance, including review and support on the filing of 2014 financial statements, including the execution of any necessary representation letters and related processes and policies;
-	Creation of a five year corporate budget and related processes and policies;
-	Assistance in creating a Capital Plan and related processes and policies;
-	Assistance in creating the Strategic Plan; and
-	Assistance in assessing the Interest Rate Risk and related processes and policies.